Exhibit 10.17

GENERAL PURCHASE AGREEMENT (GPA)

between

eASIC Corporation, a United States corporation that is incorporated in Delaware, having a tax ID# 77-0532688, and having its principal place of business at 2585 Augustine Drive, Suite 100, Santa Clara, CA 95054, United States.

and

ERICSSON AB, a limited liability company duly incorporated and existing under the laws of Sweden, with organization number 556056-6258 and having address Torshamnsgatan 23, SE-164 80 Stockholm, Sweden.

TABLE OF CONTENTS

PREAMBLE

1.	DEFINITIONS	1
2.	SCOPE OF AGREEMENT	3
3.	ORDERING PROCEDURE	4
4.	PRICES AND TERMS OF PAYMENT	5
5.	TERMS OF DELIVERY	5
6.	PACKING AND LABELLING	6
7.	QUALITY AND CODE OF CONDUCT	6
8.	RECEIPT OF GOODS	7
9.	WARRANTY	7
10.	DELAY	9
11.	PRODUCT LIABILITY	10
12.	CONTINUITY OF SUPPLY	10
13.	INTELLECTUAL PROPERTY RIGHTS	11
14.	INFRINGEMENT	12
15.	BUYER DOCUMENTATION TOOLS AND BUYER DESIGN	12
16.	EXPORT AND IMPORT	13
17.	CONFIDENTIALITY	13
18.	FORCE MAJEURE	14
19.	TERM AND TERMINATION	14
20.	CONTACT PERSONS	15
21.	LIMITATION OF LIABILITY	15
22.	MISCELLANEOUS	15
23.	DISPUTES AND GOVERNING LAW	16

EXHIBIT 1	CODE OF CONDUCT

EXHIBIT 2	BANNED AND RESTRICTED SUBSTANCES

EXHIBIT 3	PRODUCT PURCHASING RIGHTS EXHIBIT

-i-

PREAMBLE

Whereas, Ericsson Companies develop, produce, sell and provide telecommunication systems, products and services globally.

Whereas, Seller sells, distributes and markets the Goods.

Whereas, the parties hereby enter into this Agreement in order to assure the supply of Goods for purchase by Ericsson Companies and Authorized Companies in sufficient quantities and of sufficient quality and to detail the obligations of the parties and other terms and conditions for the supply and delivery of the Goods.

Whereas, the parties acknowledge that this Agreement needs to be supplemented by one or more SPAs.

NOW, THEREFORE, the parties agree as follows.

1	DEFINITIONS

1.1	For the purpose of this Agreement, the following terms shall have the meanings hereby assigned to them unless the context would obviously require otherwise.

“Agreement”	means this general purchase agreement, including its exhibits and any other attachments hereto, together with any amendments, modifications and supplements executed by the parties.

“Aggregated Purchase Value”	means the higher of: i) the total value of the aggregate purchase prices paid for all Goods delivered under this Agreement and any SPA referring to this Agreement, during a period of [*] prior to the relevant claim or delay; or ii) the total value of the aggregate purchase prices to be paid for Goods estimated to be delivered under this Agreement and any SPA referring to this Agreement during the forthcoming period of [*] immediately following the relevant claim or delay.

“Authorized Company”	means a company (e.g., a so called electronic manufacturer supplier or logistic provider) which has been listed in an SPA as a company, which is entitled to place purchase orders under the said SPA for the Goods.

“Business Days”	means the normal business days (excluding Saturdays and Sundays) of the Seller Company having received a purchase order for the Goods.

“Buyer”	means the Ericsson Company or Authorized Company which has issued a purchase order for the Goods under this Agreement and the relevant SPA, and which accordingly is the contracting party for the specific Contract.

“Buyer Design”	means any database tape, test tape, design, simulation information, functional specifications, schematics, files of electronic designs, test patterns and other relevant information or documentation prepared by Buyer and licensed to Seller under the Agreement for the purpose of Seller’s manufacturing of the Goods for Buyer

“Buyer Documentation”	means any drawings, technical documents, software programs or other documents in whatever medium or format submitted to Seller by Buyer or any Ericsson Company, and any documents related to any Buyer Tools.

“Buyer Tools”	means any tool, model, fixture, measuring instrument, equipment or equivalents, made available by Buyer or any Ericsson Company, or acquired or produced by Seller at Buyer’s expense.

“Code of Conduct”	means the at all times latest version of Ericsson’s code of conduct as further described in Article 7 (Quality and Code of Conduct).

“Contract”	means a specific sourcing contract regarding Buyer’s procurement of the Goods, concluded by the relevant Buyer and the relevant Seller Company in accordance with Article 3 (Ordering Procedure).

“Customer Damages”	means damages, costs or expenses paid by any Ericsson Company, to any customer to which the Goods have been sold to or leased to by an Ericsson Company, due to the Ericsson Company’s contractual liability and/or mandatory law, and caused by defective Goods.

“Ericsson”	means the Ericsson Company having signed this Agreement.

“Ericsson Company”	means Telefonaktiebolaget LM Ericsson (publ) or any other company whose votes and/or capital are to fifty per cent (50%) or more controlled directly or indirectly by Telefonaktiebolaget LM Ericsson (publ).

“Goods”	means any components, equipment, parts, merchandise or other assets purchased under this Agreement and the applicable SPA.

“Intellectual Property Rights”	means any and all intellectual property rights including, but not limited to, patents, copyrights, trademarks, trade name rights, trade secret rights, know-how, source and object codes, algorithms, mask works, designs, utility models, and all improvements and amendments thereof, as well as all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force.

“Lead Time”	means an agreed period of time with or without forecast, immediately preceding the delivery date.

“Seller”	means (i) the Seller Company having signed this Agreement, or (ii) as regard to the particular rights and obligations relating to a Contract, the Seller Company which has received a purchase order under this Agreement and the relevant SPA, and which accordingly is the contracting party for the specific Contract.

“Seller Company”	means Seller’s ultimate parent company or any company whose votes are to more than fifty per cent (50%) controlled directly or indirectly by such company.

“Site”	means the delivery address of Buyer, distributors and customers (purchasers and users) and actual location(s), (i) where the Goods are actually incorporated into a customer’s system(s), or (ii) where the Goods are stored prior to be incorporated into a customer’s system(s).

“SPA”	means a specific purchase agreement concluded in accordance with Article 2 (Scope of Agreement) below and referring to this Agreement.

“Specification”	means the from time to time mutually agreed specification, which shall include Seller’s sign-off sheet and product family data sheet applicable to the Goods, and such other documents as may be agreed by the Parties. Any changes to the Specification shall be mutually agreed between the Parties.

1.2	Other capitalized expressions used in this Agreement or an SPA shall have the meanings respectively assigned to them.

1.3	Words indicating the singular only also include the plural and vice-versa, where the context so requires.

1.4	The headings of the Articles are for convenience only and shall not affect their interpretation.

2	SCOPE OF AGREEMENT

2.1	This Agreement comprises the general terms and conditions under which a Seller may manufacture or otherwise produce and assembly Goods for any Ericsson Company provided such Goods is intended for and will be purchased by a Buyer under a Contract. Any Ericsson Companies and Authorized Companies may purchase such Goods from Seller Companies. The specific terms and conditions regarding the manufacture and purchase of the Goods, if any additional to the provisions set out herein, shall be regulated in one or more SPA.

2.2	Any Ericsson Company may conclude SPAs with any Seller Company on terms and conditions mutually agreed upon.

2.3	Unless otherwise stated in an SPA, all Ericsson Companies are entitled to place purchase orders under the SPA for the Goods. The Seller Companies that are obligated to accept the purchase orders under the SPA shall be listed in the same SPA. The SPA may also state upon mutual agreement which Authorized Companies in addition to the Ericsson Companies that are entitled to issue purchase orders for the Goods under this Agreement and the applicable SPA.

2.4	Buyer shall submit purchase orders in accordance with Article 3 (Order Procedure) and the relevant parties will conclude Contracts in accordance with the said Article.

2.5	Any forecasts provided to any Seller Company shall be for planning purposes only. The quantities listed in the SPA are estimates only and do not constitute a commitment by Ericsson or Buyer, unless otherwise expressly stated in the SPA.

3	ORDERING PROCEDURE

3.1	With regard to the Goods, Ericsson Companies and Authorized Companies may issue purchase orders in writing, by telefax or, if applicable, by means of EDI.

3.2	Seller shall within [*] from Seller’s receipt of the purchase order acknowledge receipt of the purchase order, and within [*] from the receipt notify the company having submitted the order if, in Seller’s opinion, the purchase order is not consistent with the provisions of this Agreement or the SPA.

3.3	Seller shall at all times use its reasonable efforts to verify whether a purchase order is suitable for its purpose or erroneous. In the event Seller has reason to believe that the purchase order is in any respect erroneous or for other reasons must be adjusted, Seller shall immediately notify the ordering party. Seller shall not start its planning, procurement, staffing and other manufacturing activities earlier than is reasonably required in order to meet the applicable delivery dates.

3.4	A Contract between Seller and Buyer shall be considered concluded when Seller has received a purchase order, provided that the purchase order is in accordance with the terms and conditions of this Agreement and the relevant SPA. The Contract is legally binding upon the parties thereto.

3.5	If the purchase order is not in accordance with the terms and conditions of this Agreement or the SPA, a Contract shall be considered concluded either when: (i) Seller has accepted the said purchase order, or (ii) Seller has received the purchase order and failed to give written notification pursuant to Subarticle 3.2 that the purchase order is not in accordance with this Agreement or the SPA.

3.6	If Seller has notified pursuant to Subarticle 3.2 that the purchase order is not in accordance with this Agreement or the SPA, no Contract is concluded. Instead, the parties shall discuss and agree if a new corrected purchase order shall be issued or if the incorrect purchase order can be accepted, however with certain modifications. In such case, such modifications shall be documented in writing and will form part of the purchase order. When such an agreement has been made, a Contract shall be considered concluded.

3.7	When a Contract has been concluded, this Agreement and the SPA shall then be deemed to be integrated parts of such Contract.

3.8	For the sake of clarification, the parties acknowledge that the parties to the Contract are:

(a)	the Ericsson Company or Authorized Company which has submitted the purchase order; and

(b)	the Seller Company which has received the purchase order.

3.9	Provided that Ericsson is not the party to the Contract, the parties also acknowledge that:

(a)	Buyer is an independent company who acts in its own name and for its own account, and has no authority to bind or impose any legal or other obligation or liability upon Ericsson;

(b)	Ericsson assumes no legal or other obligation with regard to the Contract;

(c)	Seller’s remedies in the event of any breach by Buyer or of any obligation owed to Seller in respect of a Contract, may be exercised solely against the relevant Buyer. Provided, however, that if Seller holds delivery of product or otherwise exercises any permissible remedy against a Buyer by reason of non-payment or late payment of amounts due, such action shall not constitute a breach of this Agreement as against Ericsson or any other Buyer. Seller shall as soon as practicable notify Ericsson of the action it intends to take and the reasons therefor; and

(d)	Buyer is not entitled to terminate or amend this Agreement or an SPA (unless Buyer has signed the relevant SPA), however it is entitled to terminate or amend a Contract in accordance with this Agreement.

3.10	A Contract shall consist of the following documents:

(a)	the purchase order, excluding any general purchasing conditions, if such have been enclosed with the purchase order;

(b)	this Agreement; and

(c)	the applicable SPA.

In case of inconsistencies, the different agreement documents will prevail in accordance with the above order, unless an explicit reference has been made in the subordinated document to the effect that a certain provision shall prevail notwithstanding certain provisions in the superior document.

3.11	Seller undertakes to inform any potential Buyer of the existence of this Agreement.

4	PRICES AND TERMS OF PAYMENT

4.1	The prices shall be set out in the SPA. Unless otherwise agreed in the SPA, such prices are firm and fixed and shall include the cost of packing and package.

4.2	Any agreed prices do not preclude mutually agreed special price arrangements requested by Buyer on a case-by-case basis.

4.3	Invoices shall refer to the purchase order number and Buyer’s product numbers for the Goods. Each invoice shall refer to one (1) purchase order only and shall be submitted to Buyer’s location designated in the purchase order.

4.4	Unless otherwise set out in the SPA, undisputed invoices shall be paid by Buyer within [*] from the later of the date of receipt by Buyer of the invoice, or the delivery date of the Goods, provided, however, that it is the understanding of the parties that payment terms in the first executed SPA under this agreement will be [*]. Payment shall be made in the currency set out in the SPA.

4.5	Goods purchased under an SPA shall be regarded as [*].

5	TERMS OF DELIVERY

5.1	Seller understands and acknowledges that proper delivery at the agreed upon delivery dates, is important to Buyer and that delay can cause severe damages to Buyer. Unless otherwise set out in this Agreement or the SPA, the Goods shall be delivered on the date(s) set out in the Contract.

5.2	Buyer may free of charge cancel or change a Contract, in whole or in part [*].

5.3	The terms of delivery shall be [*].

5.4	Subject to [*] under Subarticle 5.3 above Seller shall be responsible for and pay any and all taxes, dues, duties, and levies imposed before the Goods are delivered to Buyer unless otherwise set out in the SPA

5.5	Buyer shall obtain title to the Goods [*].

6	PACKING AND LABELLING

6.1	The Goods shall be packed and marked in accordance with Buyer’s instructions. Under all circumstances, the packing and package shall give the protection required under normal transport conditions to prevent damage to or deterioration of the Goods. The purchase order number and Buyer’s product numbers shall be set out in the shipping documents.

6.2	Seller shall introduce and maintain a system of bar code labeling in accordance with Buyer’s instructions.

7	QUALITY AND CODE OF CONDUCT

7.1	Seller undertakes to use reasonable efforts to comply with the applicable requirements in the ISO 9000 quality system standards.

7.2	Seller undertakes to use reasonable efforts to ensure that its suppliers are in qualified for compliance under ISO 14001 standards. Seller undertakes to comply with the applicable requirements in the Code of Conduct. Exhibit 1 contains the version valid at the date of the signing of this Agreement. The at all times latest version can be found at:

http://www.ericsson.com/ericsson/corporate responsibility/suppliers/index.shtml

7.3	If Seller does not comply with the Code of Conduct or equivalent code of conduct, Seller shall on or before the execution of this Agreement provide Ericsson with a plan for implementation of the said code.

7.4	When delivering the Goods, Seller shall comply at all times with the latest version of Ericsson’s directive regarding banned and restricted substances. Exhibit 2 contains the version valid at the date of the signing of this Agreement. The at all times latest version can be found at:

http://www.ericsson.com/ericsson/corporate responsibility/suppliers/index.shtml

7.5	When and where required by law, Buyer may return the Goods to Seller for disposal.

7.6	The Seller shall regularly conduct trend and failure analyses of his processes, and shall use this information to continuously improve its processes. The Seller shall have a system for identifying and shall promptly inform Buyer about any circumstances that might have an impact on the quality of the Goods. Such a notification shall not limit Seller’s liability for the quality.

7.7	Upon reasonable notice to Seller, Ericsson or Buyer shall be entitled, at no charge by Seller, to inspect Seller’s premises during normal business hours with respect to the verification of processes and quality systems, code of conduct compliance, quality control of the Goods and carrying out sampling and conducting other necessary investigations of quality and delivery performance. Seller shall use its reasonable endeavors to provide for a similar inspection by Ericsson or Buyer on the premises of Seller’s subcontractors or suppliers. In the event that such an inspection does not meet Ericsson’s or Buyer’s reasonable requirements, Seller shall, without delay or cost to Ericsson or Buyer, take the appropriate reasonable remedial measures in order to achieve the reasonable quality level as agreed by the parties.

7.8	Seller shall issue all documents reasonably requested by Ericsson or Buyer, in a format specified by Ericsson or Buyer, regarding the quality of the Goods, including but not limited to materials declaration (i.e. a declaration of the materials and their constituents content) of any Goods.

7.9	The Goods shall meet all requirements imposed by any law or regulations (whether statutory, regulatory or otherwise) being applicable on the production, transport and/or sale of the Goods. The Goods shall also meet the technical standards and the environmental and special market requirements set out in the Specification or otherwise agreed upon. Seller shall upon request furnish a certificate for delivered Goods stating that the Goods conform to all requirements mentioned above.

8	RECEIPT OF GOODS

8.1	In the event delivered Goods (a) do not have the correct part numbers, as identified in the relevant purchase order or otherwise agreed to between the parties; (b) have been damaged prior to arrival at Buyer’s place of business; or (c) otherwise are clearly defective with respect to the requirements set out in the Specification or otherwise separately agreed, Buyer may reject the Goods and return the Goods in accordance with Seller’s established Return Material Authorization (“RMA”) process. In such case the Goods shall be considered not delivered. Buyer may also choose to cancel the Contract concerned or part thereof. Notice of rejection must be provided to Seller within [*] of delivery.

8.2	Seller shall, if requested by Buyer, reimburse [*] made by Buyer for Goods returned to Seller within [*] from the date that Seller received the returned Goods.

8.3	Goods returned under this Article 8 will be delivered to Seller at [*]. If Buyer has requested replacement Goods, the replacement Goods shall be delivered to Buyer at [*].

9	WARRANTY

9.1	Seller warrants that the Goods will perform in accordance with- and conform to the Specification in all material respects, will meet what otherwise has been agreed upon in writing, and will be free from material defects in design, materials and workmanship, provided:

(a)	that the Goods have not been subject to misuse or neglect by Buyer or its customer; or

(b)	that the Goods have not been altered or repaired otherwise than by Seller or with its approval or instructions.

(c)	that the relevant defect is not caused in whole or in part by a defect in Buyer Design which has been used for manufacturing or assembly of the concerned Goods and that such defect in Buyer Design could not reasonably have been detected by Seller prior to commencement of the manufacture or assembly.

9.2	Seller shall, at its own option and cost, repair or replace any defective Goods during a warranty period of [*] starting from the delivery of the respective Goods. Such replacement or repair of Goods shall be made professionally by Seller [*] from the return of the Goods to Seller by Buyer in accordance with the applicable RMA and Seller’s return procedures, but never later than the Lead Time

9.3	In case of defective Goods, Seller shall provide Buyer with detailed, relevant information regarding (but not limited to):

(a)	The nature and extent of the defect,

(b)	The cause of the defect,

(c)	The delivered lots/batches/orders that are affected.

(d)	Preventive actions taken to avoid defective Goods.

9.4	Where Seller does not comply with its repair / replace obligation within the time period specified in Subarticle 9.2 above, Buyer shall have the right and option, at Seller’s cost, to either:

(a)	repair or replace, or have repaired or replaced, any defective Goods; or

(b)	purchase substituting goods.

Should Buyer decide to exercise a remedy in accordance with this Subarticle, Buyer shall provide Seller a written notice thereof. Seller shall reimburse Buyer promptly.

9.5	In addition to the warranties above, Seller shall be obligated to remedy any systematic defects in the Goods during a period of [*] from the delivery of such Goods to Buyer. A systematic defect is a defect for which Seller is responsible under Subarticle 9.1 which is of the same or substantially the same type, that appears or is likely to appear in more than [*] In case of a systematic defect in the Goods, Seller shall promptly:

(a)	co-operate with Ericsson through interaction between the quality departments of both Seller and Ericsson in good faith and use commercially reasonable efforts to diagnose the root cause, and (i) plan an initial work-around (or similar) and effect a permanent solution (ii) produce and present, at its cost, a corrective action plan with appropriate milestones to eliminate the Systematic Defect and remedy the root cause of the suspected Systematic Defect in its and/or its subcontractors’ manufacturing of the Goods;

(b)	[*], replace all units of the respective Goods delivered up to the time that the systematic defect has been remedied by Seller;

(c)	reimburse Buyer for the actual costs for investigating and analyzing the scope of and consequences resulting from the systematic defect, and the actual costs for the removal and replacement of such defective Goods at the Sites; and

(d)	reimburse Buyer for any Customer Damages incurred by Buyer in connection with such defective Goods.

9.6	The warranty for repaired or replaced parts of the Goods shall be treated as set out in Subarticles 9.1-9.5. The warranty period shall start at the date of delivery of the repaired or replaced Goods.

9.7	Goods returned under this Article 9 will be delivered to Seller [*]. The replacement Goods shall be delivered to Buyer at [*].

[*].

EXCEPT AS SET OUT HEREIN, SELLER HEREBY DISCLAIMS ANY AND ALL ADDITIONAL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10	DELAY

10.1	Should Seller discover that the delivery date set out in a Contract cannot be met, Seller shall immediately notify Buyer in writing, stating the cause of the delay and its best estimate of when delivery can be made. Such a notification shall not limit Seller’s liability for the delay.

10.2	Buyer shall be entitled to liquidated damages in case of delayed deliveries, provided Buyer is not responsible, in whole or in part, for the specific reason for the delay. The liquidated damages shall for each commenced week of delay be [*] that have been delayed or cannot be used as a consequence of the delay. [*].

The liquidated damages may be deducted by Buyer from amounts payable to Seller with respect to the particular product in question, or may be claimed by other means

10.3	Not more than [*] in a calendar quarter, (unless specifically agreed in any SPA or otherwise agreed between the Parties in writing on a case-by-case basis), Buyer may designate certain line item(s) on a purchase order as prioritized (“Prioritized Line Item”). Prioritized Line Items must be specified as such in the purchase order issued by Buyer and a written notification must be provided to Seller’s designated contact person for such Prioritized Line Item. If the purchase order is issued by a Buyer other than Ericsson, then the designation must be confirmed by Ericsson in other prior written notification in conjunction with the purchase order provided to Seller’s designated contact for receipt of such prioritized order notification. Without limiting the generality of Subarticle 5.1, a Prioritized Line Item means that a precise delivery precision is of utmost importance for Buyer regarding such identified deliveries. For such Prioritized Line Items, Buyer shall have the right to claim liquidated damages in case of delayed deliveries, provided Buyer is not responsible for the specific reason for the delay. The liquidated damages for prioritized deliveries shall for each commenced day of delay be [*], except that the total amount of liquidated damages per incident shall not exceed [*].

For the avoidance of any doubt, the concept described in the foregoing paragraph, does not mean that normal deliveries shall receive lesser attention by Seller. All deliveries shall be handled professionally by Seller and in accordance with this Agreement, and Buyer expects high delivery precision regarding all deliveries.

10.4	The payment of liquidated damages shall not relieve Seller from the obligation to deliver the Goods.

10.5	After [*] of delay, Buyer is entitled to terminate the Contract or any part thereof. The relevant liquidated damages shall be calculated up to and include the day of termination, and shall be paid by Seller. In case of termination, should Buyer’s damages because of the delay exceed the relevant liquidated damages, Buyer shall be entitled to claim compensation for the excess amount. The liquidated damages and actual damages per event, shall however not exceed [*]. Seller’s aggregated liability under subarticles 10.2 and 10.3 shall however, in any calendar year not exceed [*].

11	PRODUCT LIABILITY

Should the Goods have a defect which causes damage to persons or to property other than such Goods, Seller shall indemnify and hold Buyer harmless for any such damage, except to the extent such injury or damage is caused by a defective Buyer Design used for manufacture of the said Goods. However, Seller shall not be liable for any damages arising if; (i) the Goods are used in any nuclear, aviation, medical or life sustaining application, or in any other inherently dangerous applications, not including ordinary business or administrative functions associated with such applications (“Inherently Dangerous Applications”), and (ii) the relevant damage is determined to have arisen solely as a direct result of such Inherently Dangerous Applications.

12	CONTINUITY OF SUPPLY

12.1	Seller shall inform Ericsson as soon as possible in writing (the “Notice”) if any of the Goods that at any time has been purchased under this Agreement are to be changed technically or of any plans to suspend or close down manufacturing of the Goods, in order to permit the Ericsson Companies and/or Authorized Companies to place consolidated purchase orders for future demands.

12.2	The Ericsson Companies and the Authorized Companies shall always be entitled to purchase the Goods as long as the SPA is in effect. In addition, the Ericsson Companies and the Authorized Companies shall be entitled to place consolidated purchase orders for Goods within [*] from the expiry or termination of the SPA and/or the date of receipt of the Notice as per Subarticle 12.1, for delivery within [*] from the date(s) of such purchase orders. If the SPA has expired at the dates of the said purchase orders, the SPA valid between the parties at the date of Ericsson’s receipt of the Notice shall regulate the said purchase orders.

12.3

Seller shall establish and maintain a secure sourcing plan including regularly updated business continuity and business contingency plans. The plan shall show the measures Seller will take in order to secure continuous supply to Ericsson and Buyer without interruption in relation to the supply of the Goods.

Seller shall keep Ericsson informed of the actions anticipated by such secure sourcing plan. In the event Seller would like to amend the plan, Ericsson and Seller shall discuss the amendments in good faith and endeavor to agree on the amendments.

12.4	The secure sourcing plan shall, as a minimum, conform with the following:

(a)	a back-up site/resource shall be identified for each relevant production site.

(b)	a person responsible for initiating the secure sourcing plan activities shall be appointed for each relevant site.

(c)	key personnel shall be appointed and reasonably trained on Ericsson specific product requirements. Alternatively, personnel in the facilities concerned shall be prepared to be transferred to the dedicated back-up capacity. Routines shall be established for training in relation to actions included in the secure sourcing plan and actions for the distribution of information contained in the secure sourcing plan.

(d)	organizational matters.

(e)	precautionary actions against disruptions.

(f)	reporting of incidents and such reporting shall follow any general incident reporting procedures stated by Ericsson.

12.5	All costs related to any secure sourcing measure shall be born by Seller.

12.6	Ericsson and the Ericsson Companies placing orders under an SPA shall be allowed to review the plan. Routines shall also be in place in order to keep the secure sourcing plan updated at all times.

12.7	Seller shall use reasonable efforts to ensure that the requirements/activities in the secure sourcing plan are supported by corresponding requirements/activities in relation to Seller’s suppliers and contractors. Consequently, Seller shall have corresponding requirements on its suppliers and contractors.

12.8	Seller shall ensure that it has, and use reasonable efforts to ensure that its contractors and suppliers have sufficient insurance (e.g. business interruption and liability insurances). Seller shall actively work with its contractors and suppliers with risk management. Seller shall use commercially reasonable efforts to safeguard that production of so-called critical components is not located to a single location.

12.9	[*] Seller shall inform and discuss any material plans for disposing or relocating of its manufacturing facilities with Ericsson and/or any other activities that could have a materially adverse effect on Ericsson or any Buyer.

13	INTELLECTUAL PROPERTY RIGHTS

13.1	Buyer and Ericsson Companies shall [*].

13.2

Without limiting the applicability of Subarticles 13.1,13.3 and 13.4 nothing contained herein shall be construed as giving a party any ownership, license or other rights with respect to any Intellectual Property Rights owned or controlled by the other party, and such Intellectual Property Rights shall always remain the legal and absolute property of the party owning or controlling it, unless otherwise provided for herein or separately agreed upon between the parties in writing.

13.3	A Seller being party to a Contract for which a Buyer Design has been furnished is granted a [*] to use such Buyer Design only for the assembly and/or [*].

13.4	Buyer and Ericsson Companies shall have a [*].

13.5	Seller shall not assert any Intellectual Property Rights against [*].

13.6	Further, Seller shall not, without Ericsson’s prior approval, use Buyer’s or any Ericsson Company’s name and/or corporate logotype in Seller’s informational, promotional, advertising or any other material.

13.7	This Article shall survive the termination of this Agreement, for any reason.

14	INFRINGEMENT

14.1	Seller shall defend, indemnify and hold harmless Buyer and any Ericsson Company and Authorized Company (each, an “Indemnitee”), from and against any and all damages [*] provided that Seller has been notified without undue delay in writing of such claim, suit or proceeding and given the possibility and information to, participate in the settlement of the claim or in Buyer’s defense of any suit or proceeding. For purposes of clarification, the parties agree that Seller’s obligations under this Article 14.1 shall include [*]. However, the parties agree that Seller shall not be liable under this Article 14.1 for any lost business opportunities, lost production, lost data, lost goodwill, lost anticipated savings, lost revenue or similar unforeseeable indirect, incidental or consequential damages incurred by an Indemnitee, or by a customer of any Ericsson Company to which infringing Goods have been sold.

14.2	In the event that the Goods or any part thereof are in such suit or proceeding held to constitute such an infringement or their further use, sale, distribution or other disposal is enjoined, Seller shall promptly, at its own expense and option, either:

(a)	procure for Buyer, Ericsson Companies, and Authorized Companies the right to continue the use, sale, distribution or other disposal of such Goods;

(b)	replace the Goods with non-infringing goods of equivalent function and performance; or

(b)	modify such Goods so that they become non-infringing without detracting from function or performance

14.3	Notwithstanding anything in this Agreement to the contrary, Seller’s obligations set out in Subarticle 14.1 and 14.2 shall not apply to the extent the claim of infringement [*].

14.4	This Article shall survive the termination of this Agreement, for any reason

15	BUYER DOCUMENTATION TOOLS AND BUYER DESIGN

15.1	Any Buyer Documentation and any Buyer Tools are the exclusive property of Buyer or Ericsson. A Seller being party to a Contract for which Buyer Documentation has been furnished to such Seller is granted a [*].

15.2	Seller shall keep Buyer Tools stored separately. Buyer Tools shall be registered and marked with Buyer’s or Ericsson’s name, and the product number or a mutually agreed identification number. A copy of this record shall be submitted to Buyer or Ericsson upon request. Buyer Tools shall be maintained and insured by Seller, and may not be used, changed, scrapped, sold or disposed otherwise than as directed by Buyer or Ericsson.

15.3	Upon the expiration or termination of this Agreement, or upon the owner’s request, all in the discretion of Ericsson, Seller shall return to the owner any Buyer Tools, any Buyer Documentation, or any other Ericsson Company assets in Seller’s possession.

15.4	Upon delivery of a Buyer Design, Seller shall without delay investigate the Buyer Design in order to verify that it is free from defects and deficiencies and is fit for its intended purpose. In the event any defects or deficiencies in the Buyer Design are found to exist, Seller shall without delay inform Buyer in writing thereof and, unless Buyer instructs otherwise in writing, refrain from manufacturing of Goods using such defective Buyer Design.

16	EXPORT AND IMPORT

16.1	Seller is responsible for obtaining and maintaining any export license(s) required for delivery of the Goods to Buyer.

16.2	If Seller is unable to obtain or maintain the export license(s), Buyer may terminate any related Contract or part thereof, which may be affected by the aforesaid license.

16.3	Seller shall inform of and issue all documentation which may be required by law, regulation or reasonably requested by Buyer regarding the export, import or re-export of the Goods. In particular, Seller is responsible to continuously provide detailed technical documentation, certificate of origin (both for so called commercial and preferential origin) and the so called export control classification number (the “ECCN code”) for the Goods according to the SE/EU/US export administration regulations, or the corresponding data according to other applicable regulations. This information shall be updated on an ongoing basis when new regulations come into effect.

16.4	Seller shall provide the information requested by Buyer in accordance with Subarticle 16.3 within [*] from the request.

17	CONFIDENTIALITY

17.1	Subject to this Article, Ericsson Companies, and Authorized Companies are entitled to receive a copy of this Agreement and any relevant SPA.

17.2	Seller and Buyer shall maintain confidentiality and not, without the other party’s prior consent, disclose to any third party any documentation and any information designated by the furnishing party as confidential, whether of a commercial or a technical nature, furnished pursuant to this Agreement, i.e. the receiving party shall use the information only for the purposes of this Agreement. Such documentation and information may, however, be disclosed by Buyer to another Ericsson Company, Distributor, and Authorized Company or a customer under similar conditions of confidentiality.

17.3	Seller shall ensure that neither it nor any of its subcontractors and/or suppliers advertise, publish or otherwise disclose the appointment of Seller,

or its subcontractors or the terms of this Agreement, any SPA or any Contract concluded hereunder without Ericsson’s prior written approval. All copies of material relating thereto which is intended for publication in any form must first be submitted to Ericsson for approval.

17.4	Neither party shall be liable for disclosing any confidential information if it was:

(a)	public knowledge at the time of disclosure or thereafter becomes generally known other than through an act of negligence by the receiving party;

(b)	already known to the other party prior to its receipt from the disclosing party;

(c)	demonstrably developed at any time by the receiving party without any connection with the information received hereunder;

(d)	rightfully obtained by a party from other unrestricted sources, or e) disclosed with the prior written permission of the disclosing party.

(e)	disclosed with the prior written permission of the disclosing party.

17.5	This Article 17 shall for [*], survive the termination of this Agreement for any reason.

18	FORCE MAJEURE

18.1	The performance of either party, required by this Agreement, any SPA or any Contract, shall be extended by a reasonable period of time if such performance of the respective party is impeded by an unforeseeable event beyond such party’s control, which shall include but not be limited to acts of God, industrial actions, riots, wars, embargo or requisition (acts of government), hereinafter referred to as “Force Majeure”.

18.2	In case of Force Majeure, the relevant party shall promptly notify and furnish the other party in writing with all relevant information thereto.

18.3	Should an event of Force Majeure continue for more than [*], Buyer shall have the right to terminate any relevant Contract. In such a case, Buyer shall pay to Seller the price of Goods delivered up to the date of termination plus unrecovered expenses incurred by Seller which could not reasonably be avoided.

19	TERM AND TERMINATION

19.1	This Agreement shall become effective upon signature by both parties and shall remain in effect until [*] following written notice of termination by either party.

19.2	Any applicable party may at any time terminate this Agreement, any SPA, and/or any Contract, with immediate effect and without compensation to the other party if the other party should pass a resolution, or any court should make an order, that the other party shall be wound up or if a trustee in bankruptcy, liquidator, receiver, or manager on behalf of a creditor should be appointed.

19.3	Any applicable party may terminate this Agreement or any SPA, with immediate effect if the other party has committed a material breach of this

Agreement or the SPA, and not taken substantial steps to rectify the same within [*] after receiving written notice of termination specifying the breach.

19.4	Either party may terminate any Contract, with immediate effect if the other party has committed a material breach of the Contract, and not taken substantial steps to rectify the same within [*] after receiving written notice of termination specifying the breach.

19.5	Provisions contained in this Agreement that are expressed or by their sense and context are intended to survive the expiration or termination of this Agreement, shall so survive the expiration or termination.

20	CONTACT PERSONS

Ericsson’s and Seller’s contact persons regarding this Agreement are set out below.

Ericsson AB	Seller
[*]	[*]

with a copy to:

Ericsson AB
[*]

21	LIMITATION OF LIABILITY

21.1	EXCEPT AS EXPRESSLY PROVIDED IN SUBARTICLE 21.2 AND ELSEWHERE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE OR KIND WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN CONNECTION WITH OR ARISING OUT OF THE SALE AND PURCHASE OF THE PRODUCTS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

21.2	The limitation of liability provided in Subarticle 21.1 shall not apply to damages with respect to [*], or if the defaulting party has been acting with gross negligence or with willful misconduct.

22	MISCELLANEOUS

22.1	Neither party may assign this Agreement, any SPA or any Contract without the prior written consent of the other party. Such consent shall not be unreasonably withheld. Notwithstanding this, Ericsson or the relevant Ericsson Company shall always be entitled to assign this Agreement or any SPA to another Ericsson Company. Provided, however, that this Agreement and all SPAs and Contracts may be assigned by a party in connection with the sale of all or substantially all of the assets of the business.

Notwithstanding the preceding paragraph, Ericsson specifically reserves the right to, upon written notice to relevant Seller Company, assume, enforce, settle, and/or collect the rights and/or obligations of any Authorized Company which such Authorized Company may have under this Agreement, any SPA or any Contract against such Seller Company. Through such notice, the relevant rights and/or obligations shall be considered assigned to Ericsson.

If a right and/or obligation is assigned to Ericsson by an Authorized Company in accordance with the preceding paragraph, the Authorized Company shall have no right and/or obligation to assume, enforce, settle or collect any such assigned rights and/or obligations.

22.2	This Agreement contains the entire agreement between the parties on the subject matter of this Agreement, and supersedes all representations, undertakings and agreements previously made between the parties with respect to the subject matter of this Agreement.

22.3	For the avoidance of any doubt, any and all pre-printed standard terms (e.g. on a purchase order, order acknowledgement, or invoice) shall not have any applicability unless the other party has expressly accepted the relevant term.

22.4	This Agreement, any SPA, or any Contract may be modified only by a written document duly signed by the parties and referencing this Agreement, the SPA, or the relevant Contract.

22.5	Should any provisions of this Agreement, any SPA or Contract, be or become invalid or unenforceable, this shall not affect the validity of the remainder of this Agreement, the SPA or Contract. In such event, the parties undertake to substitute for any such invalid or unenforceable provisions, a provision that corresponds to the spirit and purpose of the invalid or unenforceable provisions, so far as it is possible, with regard to the purpose of this Agreement, the SPA or Contract.

Non-Waiver. The failure by either party to enforce any provisions of this Agreement or to exercise any right in respect thereto shall not be construed as constituting a waiver of its rights thereof.

23	DISPUTES AND GOVERNING LAW

23.1	This Agreement, any SPA and any Contracts concluded under this Agreement shall be governed by and construed in accordance with the substantive laws of Sweden.

23.2	The parties shall make every effort to settle by amicable negotiations any difference which may occur between them in connection with this Agreement, any SPA or any Contract. If the parties fail to reach such an amicable settlement, either party may refer such differences to arbitration as provided below.

23.3	All disputes, differences or questions between the parties with respect to any matter arising out of or relating to this Agreement, any SPA or Contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in Stockholm, Sweden, by three (3) arbitrators, appointed in accordance with the said Rules. The arbitration proceedings shall be conducted in the English language.

23.4	All awards may if necessary be enforced by any court having jurisdiction in the same manner as a judgment in such court.

23.5	The parties undertake and agree that all arbitral proceedings conducted under this Article 23 shall be kept confidential, and all information, documentation, materials in whatever form disclosed in the course of such arbitral proceeding shall be used solely for the purpose of those proceedings.

**********************************

This Agreement has been duly signed in two (2) identical copies of which the parties have taken one (1) each.

Date: 2009-06-18		Date: 2009-06-12

eASIC Corporation		Ericsson AB

By	/s/ Ronnie Vasishta	By	/s/ Martin Johansson
Name:	Ronnie Vasishta	Name:	Martin Johansson
Title:	President and COO	Title:	Vice President BNET Sourcing

Date: 2009-06-12

Ericsson AB

		By	/s/ Lars Johansson
		Name:	Lars Johansson
		Title:	Director BNET Sourcing

ERICSSON CODE OF CONDUCT

Supply chain issues in the area of corporate social responsibility are of increasing global importance increasingly important role in a company’s competitiveness, profitability and ultimately shareholder value

In order to ensure responsible corporate governance in the areas of basic human rights, labor standards management and anti-corruption in the workplace, Ericsson’s CODE OF CONDUCT was established in May

Ericsson has based its CODE OF CONDUCT on the United Nations Global Compact an international initiative by corporations around the world to ensure accountability in the areas noted above

FOR FURTHER INFORMATION: www.ericsson.com/sustainability

Code of Conduct *

Human Rights

We support and respect the protection of internationally proclaimed human rights. We make sure that we are not complicit in human rights abuses.

Labor Standards

FREEDOM OF ASSOCIATION

As far as any relevant laws allow, all employees are free to form and to join or not to join trade unions or similar external representative organizations and to bargain collectively.

FORCED LABOR

Forced, bonded or compulsory labor is not used and employees are free to leave their employment after reasonable notice as required by national law or contract. Employees are not required to lodge deposits of money or identity papers with their employer.

EMPLOYMENT CONDITIONS

Employees understand their employment conditions. Pay and terms are fair and reasonable, and comply at a minimum with national laws or Industry standards whichever is higher. Working hours comply with national laws and are not excessive.

CHILD LABOR

No person is employed who is below the minimum legal age for employment. Minimum age Is the age of completion of compulsory schooling, or not less than 15 years (or not less than 14 years, in countries where educational facilities are Insufficiently developed) as set out in Article 2.4 In the ILO Convention No.138 on Minimum Age.

Children are not employed for any hazardous work, or work that is Inconsistent with the child’s personal development. A child means a person below the age of 18 years, as defined In Article 1 of the United Nations Convention on the Rights of the Child. Personal development includes a child’s health or physical, mental, spiritual, moral or social development as described in the Article 32 of the United Nations Convention on the Rights of the Child.

Where a child is employed, the best Interests of the child shall be the primary consideration. Policies and programs that assist any child found to be performing child labor are contributed to, supported, or developed.

ELIMINATION OF DISCRIMINATION

Employees are treated with respect and dignity. Corporal punishment, physical or verbal abuse or other unlawful harassment and any threats or other forms of intimidation are prohibited.

All kinds of discrimination based on partiality or prejudice is prohibited such as discrimination based on race, color, sex, sexual orientation, marital status, pregnancy, parental status, religion, political opinion, nationality, ethnic background, social origin, social status, indigenous status, disability, age, union membership and any other characteristic protected by local law, as applicable.

Employees with the same qualifications, experience and performance receive equal pay for equal work with respect to their relevant comparators.

WORKING CONDITIONS

A healthy and safe working environment, and if applicable, housing facilities are provided for employees, in accordance with international standards and national laws.

Appropriate health and safety information and training is provided to employees. Safety includes e.g. clearly marked and unblocked exits, emergency exits and evacuation plans on each floor, regularly tested fire alarm and evacuation drills, first aid equipment, safe and correct handling, marking and labeling of chemicals, machinery and work processes.

The workplace, and if applicable, housing facilities, has tolerable temperature and noise level, adequate ventilation, sufficient lighting, clean toilet facilities, drinkable water and, if applicable, sanitary facilities for food storage.

Environment

Finite resources are used responsibly and carefully. Operational practices that reduce any environmental burden associated with our activities are promoted. Innovative developments in products and services that offer environmental and social benefits are supported.

Anti-Corruption

No form of extortion and bribery, including improper offers for payments to or from employees, or organizations, is tolerated.

*	The Ericsson CODE OF conduct is based on the United Nation Global Compact’s ten principles derived from:

The Universal Declaration of Human Rights, The International Labor Organization’s Declaration of Fundamental Principles and Rights at Work, The Rio Declaration on Environment and Development and The United Nations Convention Against Corruption.

http://www.unglobalcompact.org/

		Open DIRECTIVE		1 (5)
Prepared (also subject responsible if other)		No.
KI/EAB/RWT/UL Richard Trankell (editor)		034 01-2294 Uen
Approved	Checked	Date	Rev	Reference
LME/MD (Torbjörn Nilsson)		2003-06-12	B

The Ericsson lists of banned and restricted substances

1	Application

This directive is valid for the entire Ericsson group and is applicable for design, purchasing and manufacturing of products and packaging that Ericsson places on the market. This directive is not applicable for defense material exempted by legislation.

2	Purpose

These lists of banned, restricted and observation substances have been compiled to meet existing and anticipated legal requirements and market demands.

3	Directive

Products and packaging that Ericsson places on the market, and manufacturing operations at Ericsson and supplier sites, shall comply with the requirements in the Banned, Restricted and Observation lists.

4	Definitions

There are three lists that are applicable to products and three lists that are applicable to manufacturing operations. The lists are sub-grouped in terms of banned, restricted and observation status.

The requirements in the lists apply to substances that are intentionally added regardless of the concentration. The lists do not apply in cases where the substance is present due to natural impurities below limits specified in applicable legislation. The lists are based on existing and anticipated legal requirements and market demands, mainly from EU and in most cases also USA and Japan. The legislation listed in the banned lists are examples of applicable laws; please note that the legislation may have been amended and is not to be used as a complete list of laws applicable to the substance in question. Other environmental legislation may exist on specific markets.

Banned

The banned list documents substances that are banned for the application(s) specified in the list.

Restricted

The restricted list documents substances that shall be substituted no later than the date specified in the list.

Observation

The observation list documents substances that shall be substituted as soon as technically, economically and environmentally acceptable alternatives are available.

		Open DIRECTIVE		3 (5)
Prepared (also subject responsible if other)		No.
KI/EAB/RWT/UL Richard Trankell (editor)		034 01-2294 Uen
Approved	Checked	Date	Rev	Reference
LME/MD (Torbjörn Nilsson)		2003-06-12	B

The Ericsson list of banned substances (in products), 2(2)

	Group of substances	Substance	Banned application	Principal legislation	Main use	Main risk

3	Other organic compounds	Certain azo compounds with carcinogenic amines	All applications	2002/61/EC adds certain azo colorants to 76/769/EEC	LCDs & plastics	Carcinogenic
		Creosotes	All applications	94/60/EEC	In wood preservation	Toxic
		Formaldehyde (CAS-no. 50-00-0)	All applications	ChemVerbots V (Germany)	As preservative	Allergenic
		Tributyltin compounds	All applications	69/677/EEC, 99/51/EEC, Japanese legislation	In paint	Toxin
Triphenyltin compounds
4	Other compounds	Asbestos	All applications	76/769EEC, 83/478EEC, 85/610EEC, 91/659EEC	As insulation material	Carcinogenic

The Ericsson list of restricted substances (in products)

	Group of substances	Substance	Restriction	Banned application	Main risk

1	Metals and their compounds	Cadmium and its compounds	Banned from 1 July 2006	According to RoHS directive (2002/95/EG)	Toxic
		Chromium (VI) compounds	Banned from 1 July 2006	According to RoHS directive (2002/95/EG)	Allergenic & toxic
		Lead and its compounds	Banned from 1 July 2006	According to RoHS directive (2002/95/EG)	Bioaccumulative & carcinogenic

		Open DIRECTIVE		5 (5)
Prepared (also subject responsible if other)		No.
KI/EAB/RWT/UL Richard Trankell (editor)		034 01-2294 Uen
Approved	Checked	Date	Rev	Reference
LME/MD (Torbjörn Nilsson)		2003-06-12	B

The Ericsson list of banned substances (in production)

	Group of substances	Substance	Banned application	Principal legislation	Main use	Main risk

1	Halogenated hydrocarbons	CFCs-chlorofluorocarbons	All applications	Regulation (EC) 2037/2000, Montreal Protocol, US Clean Air Act, Japan: Ozone Layer Protection act	Refrigerants & solvents	Ozone depletion
		HCFCs-hydrochlorofluorocarbons	All applications
		Carbon tetrachloride (CAS-no. 56-23-50	All applications	Regulation (EC) 2037/2000, Montreal Protocol, US Clean Air Act, Japan: Ozone Layer Protection Act	As solvents	Ozone depletion
Chlorobromomethane (CAS-no. 74-97-5)
1.1.1-trichloroethane CAS-no. 71-55-6)
		Methylene chloride CAS-no. 75-09-2)	All applications	94/60//EEC, Japan: Waste disposal law	As solvents	Carcinogenic
Tetrachloroethylene CAS-no. 127-18-4)
Trichloroethylene CAS-no. 1979-01-06)

The Ericsson list of restricted substances (in production)

	Group of substances	Substance	Restriction	Banned application	Main risk

1	Halogenated hydrocarbons	Methyl bromide CAS-no. 74-83-9)	Banned from 2005	Applications other than quarantine and pre-shipment applications (Regulation (EC) 2037/2000)	Ozone depletion
			Banned from 2015	Quarantine and pre-shipment applications (Regulation (EC) 2037/2000)

The Ericsson list of substances for observation (in production)

	Group of substances	Substance	Banned application	Main risk

1	Halogenated hydrocarbons	FCs – fluorocarbons	Refrigerants	Global warming
		HFCs – fluorohydrocarbons	Solvents & refrigerants

2	Other organic compounds	Nonylphenolethoxylates (CAS-no. 9016-45-9)	As surfactant in cleaning agents	Bioaccumulative

Exhibit 3 to READ-2009:192839

PRODUCT PURCHASING RIGHTS EXHIBIT

This Product Purchasing Rights Exhibit is attached to and hereby made a part of the General Purchase Agreement between Ericsson and Seller dated 18 June 2009 (hereinafter referred to as “Agreement”).

1. Upon the occurrence of the Trigger Event (as defined below), Seller shall grant to Ericsson a [*] during the Term of the Agreement to order, purchase and take delivery of the Goods and to market, sell and distribute such Goods within the permissible scope as defined in the Agreement (the “Permitted Purpose”).

2. Upon the occurrence of the Trigger Event, Seller and Ericsson will promptly meet in order to discuss what measures and commercial terms are reasonably necessary in order for Ericsson or Ericsson’s authorized sublicensees to commence exercising their purchase rights as granted pursuant to Section 1 above, including engaging in discussions with Seller’s suppliers to enact procedures that would allow delivery of Goods directly to Ericsson, or Ericsson’s authorized sublicensees. Seller will provide to Ericsson the names and points of contact for the semiconductor fabricating contractor (currently [*]) Seller has contracted to manufacture the Goods. Ericsson agrees that such information is Seller’s Confidential Information and Ericsson shall disclose such information only upon the grant of a license to Ericsson in accordance with this Exhibit and only for the Permitted Purpose, and then only to Ericsson’s employees, consultants, contractors or subcontractors with a need to know and who have executed a confidentiality agreement with Ericsson.

3 (a) If the Trigger Event occurs prior to completion of the agreement referenced in Section 3(b) below, Seller shall identify for Ericsson an individual who is knowledgeable about and trained in Seller’s supplier ordering procedures and supply chain logistics applicable to the Goods. That person will be assigned to assist Ericsson in planning and managing purchases and placing orders on behalf of Ericsson, or Ericsson’s authorized sublicensees, for the Goods with Seller’s suppliers for the Permitted Purpose, for a period of not more than [*].

(b) [*] of the date of execution of this Agreement, Seller will use commercially reasonable best efforts to enter into an agreement with a third party supplier through whom Ericsson or its designated Buyers may place orders for Goods for the Permitted Purpose if Seller is unable to do so because of the occurrence of a Trigger Event. Such agreement shall be presented to Ericsson and include all necessary licenses to enable Ericsson, or Ericsson’s authorized sublicensees, to place such orders for Goods. Provided, however, that Ericsson shall not be entitled to place such orders or otherwise purchase the Goods from or through such third party supplier except in the case that a Trigger Event has occurred, and then only in accordance with the Agreement and this Exhibit. Upon reaching the agreement with the third party supplier under this Section 3(b), Seller’s obligation under Section 3(a) shall terminate and be of no further force or effect. In case Seller has not, despite using its commercially reasonable best efforts, succeeded in reaching such an agreement within the above time period, then the Parties shall meet to discuss in good faith alternative solutions, including a possible escrow arrangement.

4 For purposes of this Exhibit, “Trigger Event” shall mean a situation where;

(a) Seller is unable to supply Goods in accordance with the terms of the Agreement due to the fact that;

(i) it enters into a bankruptcy proceeding ceases to operate, or

(ii) substantially all of its business are terminated or are discontinued, or

(iii) it is liquidated or dissolved which make it impractical for it to perform under the Agreement, or

(iv) it makes an assignment for the benefit of creditors, and such condition is not cured within [*]; or

(b) Seller, despite its ability to do so, is unwilling, and thereby fails, to supply Goods as required by the terms of the Agreement for more than [*] after the operative delivery date under a purchase order in accordance with the terms of the Agreement; or

(c) Seller is merged into or acquired by a competitor of Ericsson which, despite its ability to do so, is unwilling, and thereby fails, to supply Goods as required by the terms of the Agreement for more than [*] after the operative delivery date under a purchase order in accordance with the terms of the Agreement.

5 In the event that Ericsson, or Ericsson’s authorized sublicensees, should exercise the rights granted under this Product Purchasing Rights Exhibit to order, purchase and take delivery of Goods under the Agreement directly from Seller’s Suppliers, Ericsson agrees to pay Seller or any Seller beneficiary the difference, if any, between the unit price it was to pay Seller as agreed in any applicable SPA for the Good and the actual per unit cost Ericsson or Ericsson’s Buyer pays in total for the Good directly to Seller’s suppliers.